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                                                    LOHF, SHAIMAN & JACOBS, P.C.
                                                                ATTORNEYS AT LAW
                                                                900 CHERRY TOWER
                                                         950 SOUTH CHERRY STREET
                                                     DENVER, COLORADO 80246-2666
                                                       Telephone: (303) 753-9000
                                                       Facsimile: (303) 753-9997



December 16, 1998



Board of Directors
Optical Security Group, Inc.
535 Sixteenth Street, Suite 920
Denver, CO 80202


Re: Registration Statement on Form S-3 (S.E.C. File No. 333-67939) Covering the Offering of 1,445,733 Shares of Common Stock of
     Optical Security Group, Inc. by Certain Selling Security Holders
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Gentlemen:

We have acted as counsel for Optical Security Group, Inc., a Colorado corporation (the "Company"), in connection with the proposed offering to the public by certain selling security holders of the Company of 1,445,733 shares (the "Shares") of common stock, par value $.005 per share, of the Company (the "Common Stock"). The Shares include: (a) 615,200 shares of Common Stock currently issued and outstanding, 509,481 shares of Common Stock issuable upon conversion of 8% senior subordinated convertible debentures due 2005 ("Debentures"), and 321,052 shares of Common Stock issuable upon exercise of stock purchase warrants ("Warrants"). The number of shares of Common Stock issuable upon conversion of the debentures and exercise of the warrants is subject to certain adjustments.

In such capacity, we have examined, originals or copies of such documents, corporate records, and other instruments as we have deemed necessary for purposes of this opinion including, among other document, the Amended and Second Restated Articles of Incorporation of the Company (the "Articles of Incorporation"), Bylaws of the Company, minutes of meetings of the Company's board of directors, and certificates of certain of the Company's officers, and performed such other investigation as we have deemed necessary. We have relied on the authenticity of the documents we have reviewed without further investigation.



                                                                       Exhibit 5
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Based on the foregoing, we are of the opinion:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Colorado.

2. The Shares will, when sold by the selling security holders as provided in the registration statement, be legally issued, fully paid, and non-assessable.

We hereby consent to the use of our name and the references to our firm beneath the caption "Legal Matters" in the registration statement and to the filing of a copy of this opinion as Exhibit 5 thereto. This opinion speaks as of the above date, and except as provided above, is for the sole use of the Company and may not be relied on for any purpose by any other party.

Very truly yours,

LOHF, SHAIMAN & JACOBS, P.C.


/s/  Jane M. Harm